EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 1-A-2 of our report dated September 17, 2023, relating to the financial statements of Social Investment Holdings, Inc. for the year ended March 31, 2023, and to all references to our firm included in this Registration Statement.

/s/ Balko & Company

Certified Public Accountants

Boca Raton, FL

December 12, 2023